BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS) announces to its shareholders and the market in general that Mr. Ivan de Souza Monteiro, due to medical orientation, presented, on the date hereof, his resignation from the position of Chief Financial and Investor Relations Officer of the Company.

In view of the above, on the date hereof, the Company’s Board of Directors appointed Mr. Lorival Nogueira Luz Junior, BRF’s current Chief Operations Officer (“COO”), to accumulate the position of Chief Financial and Investor Relations Officer on an interim basis and, as of June 17th, 2019, according the Material Fact released on March 28, 2019, Mr. Luz will take office as Global Chief Executive Officer of the Company, when the position of COO will be extinguished.

BRF reiterates its commitment with financial deleveraging and lengthening of its debt profile, always based on the Security, Quality and Integrity pillars.

São Paulo, April 25, 2019.

Lorival Nogueira Luz Junior

Chief Operations Officer

Chief Financial and Investor Relations Officer (Interim)